EXHIBIT 10.2

Confidential Materials omitted and field separately with the Securities and Exchange Commission. Asterisks denote such omissions.

LICENSE AGREEMENT

made as of this 1st day of May 2003 (hereinafter referred to as “Effective Date”) by and between FUJISAWA Deutschland GmbH, a corporation organized and existing pursuant to the laws of Germany and having its registered office at Berg-am-Laim-Strasse 129, 81673 München, Germany (hereinafter referred to as “F-DE”) and SALMEDIX, Inc., a corporation organized and existing pursuant to the laws of Delaware, having its principal office at 9380 Judicial Drive, San Diego, CA 92121, United States of America (hereinafter referred to as “SALMEDIX”).

WITNESSETH THAT:

WHEREAS, F-DE owns all rights for unrestricted use to an oncological pharmaceutical product containing the Compound (hereinafter defined) which is marketed by its licensee in Germany under the trademark “Ribomustin” (hereinafter defined and referred to as “Product”);

WHEREAS, SALMEDIX has expressed to F-DE its definite interest in entering into this License Agreement to develop, to manufacture, have manufactured or to be supplied with and to market, sell, import, distribute and promote the Product in the Territory (hereinafter defined);

WHEREAS, F-DE is willing to grant to SALMEDIX the right and license to develop, manufacture, have manufactured or to be supplied with and to market, sell, import, distribute and promote the Product in the Territory under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, both parties to this Agreement mutually agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meanings set forth in this Article:

1)	“Affiliate(s)” shall mean any corporation

i)	at least *** of whose issued and voting capital is owned or controlled, directly or indirectly, by F-DE, or

ii)	which owns or controls, directly or indirectly, at least *** of the issued and voting capital of F-DE, or

iii)	owned or controlled, directly or indirectly, to the extent of *** or more of the issued and voting capital by any of the foregoing.

2)	“Associate(s)” shall mean any corporation

i)	at least *** of whose issued and voting capital is owned or controlled, directly or indirectly, by SALMEDIX, or

ii)	which owns or controls, directly or indirectly, at least *** of the issued and voting capital of SALMEDIX, or

***	Material has been omitted pursuant to a request for confidential treatment.

iii)	owned or controlled, directly or indirectly, to the extent of *** or more of the issued and voting capital by any of the foregoing.

3)	“Compound” shall mean the substance generically known as bendamustinehydrochloride and having the chemical name of 5-[bis(2-chlorethyl)amino]-1-methyl-1H-benzimidazole-2-butanoic acid.

4)	“Net Sales” shall mean ***.

5)	“Product” shall mean formulations of pharmaceutical preparations for human use in finished package forms which contain the Compound as an active ingredient.

6)	“Product Registration” shall mean the process of filing and approval by the appropriate governmental authorities of an application to market the Product in the Territory.

7)	“Third Party(ies)” shall mean any person or corporation or unincorporated body other than F-DE and its Affiliate(s) and SALMEDIX and its Associate(s).

8)	“Scientific Information” shall mean any and all information, processes, techniques, data, know-how and trade secrets with respect to the Compound and/or the Product, including toxicological, pharmacological, pre-clinical, clinical and chemical data, specifications, medical uses, adverse reactions, formulation and quality control methods of the Compound and/or the Product.

9)	“Territory” shall mean those countries specified in Schedule A attached hereto and forming an integral part of this Agreement, as the same may be amended as set forth in Article 2, Paragraph 4).

ARTICLE 2. GRANT OF LICENSE

1)	F-DE grants to SALMEDIX an exclusive right and license under its Scientific Information and Data (hereinafter defined) to develop, manufacture, have manufactured, market, sell, import, distribute and promote the Product for all clinical indications under a SALMEDIX trademark in the Territory.

2)	It is understood that the rights and licenses granted hereunder are personal, provided, however, that, subject to F-DE’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, SALMEDIX may grant a sublicense to its Associate(s) and/or Third Party(ies) to develop, manufacture, have manufactured, market, sell, import, distribute and/or promote the Product in any country of the Territory (such Associate(s) or Third Party(ies) being hereinafter referred to as “Sublicensee(s)”).

***	Material has been omitted pursuant to a request for confidential treatment.

3)	Each such contract with a Sublicensee (“Sublicensee Agreement”) shall be in writing and shall include provisions requiring each Sublicensee to perform all applicable obligations of SALMEDIX under this Agreement. SALMEDIX shall at all times remain responsible for the performance of its Sublicensee(s). In addition, such Sublicense Agreement shall include a clause providing for termination simultaneously with any termination of this Agreement; provided that no such termination may occur for so long as the Sublicensee(s) are performing their respective obligations under such Sublicense Agreement and are not in default under such Sublicense Agreement. In the event that the Sublicense Agreement continues in place following termination of this Agreement as described in this Paragraph 3), such Sublicense Agreement shall be read thereafter as if F-DE is the sublicensor (instead of SALMEDIX), provided that in no event such Sublicense. Agreement shall contain any obligation of SALMEDIX - and F-DE shall in no event be bound by any provision contained in such Sublicense Agreement - which exceeds F-DE’s obligations hereunder.

4)	Subject to the terms and conditions specified in this Paragraph 4), F-DE hereby grants to SALMEDIX the exclusive right of first negotiation (the “Right of First Negotiation”) with respect to any proposed license, sale, transfer or other assignment of F-DE’s rights or obligations in and to the Scientific Information, Data and/or the Product in Mexico (an “Assignment”). Each time F-DE proposes to negotiate an Assignment, F-DE shall first offer exclusively to SALMEDIX the opportunity to negotiate the commercial terms of such Assignment in accordance with the following provisions:

i)	F-DE shall deliver written notice in accordance with Article 18 of this Agreement (a “Negotiation Notice”) to SALMEDIX stating its bona fide intention to negotiate an Assignment.

ii)	SALMEDIX may elect to exercise its Right of First Negotiation by delivering written notice of SALMEDIX’s election to F-DE in accordance with Article 18 of this Agreement on or before the *** following SALMEDIX’s receipt of the Negotiation Notice (the “Acceptance Period”). If SALMEDIX elects to exercise its Right of First Negotiation, then during the *** period following the expiration of the Acceptance Period (the “Negotiation Period”), the parties shall exclusively negotiate in good faith the commercial terms and conditions providing for the addition of Mexico into the Territory definition of this Agreement, which shall be satisfactory in form and substance to each of the parties and their advisors. If the parties are unable to reach agreement during the Negotiation Period, then F-DE may commence negotiations for an Assignment with any Third Party(ies).

iii)	If SALMEDIX does not elect to exercise its Right of First Negotiation and F-DE thereafter does not commence negotiations for an Assignment within the *** period immediately following the expiration of the Acceptance Period, the Right of First Negotiation shall be deemed revived and negotiations for an Assignment shall not be entered into unless first reoffered to SALMEDIX in accordance with this Paragraph 4).

The Right of First Negotiation shall terminate upon the expiration or termination for any reason whatsoever of this Agreement. The Right of First Negotiation shall in no way alter or affect F-DE’s ownership rights in and to the Scientific Information, Data and/or the Product outside of the Territory.

***	Material has been omitted pursuant to a request for confidential treatment.

ARTICLE 3. SCIENTIFIC INFORMATION

1)	Prior to or, if not previously delivered, upon execution of this Agreement, F-DE shall deliver to SALMEDIX any and all Scientific Information generated or compiled by or on behalf of F-DE including, without limitation, communications to and from regulatory agencies (including, without limitation, registrational packages submitted by or on behalf of F-DE to such agencies), marketing strategies, manufacturing know-how, the Drug Master File and such other information and data necessary or useful for SALMEDIX to develop the Compound and Product and to manufacture, have manufactured, market, sell, import, distribute and/or promote the Product and for SALMEDIX to register the same throughout the Territory and qualify back-up manufacturer(s) for SALMEDIX’s marketing and sale of the Product (collectively “Data”). For the avoidance of doubt, Scientific Information and Data shall also include any such information and data generated by another entity which has gained rights to develop, market or commercialize the Product throughout the world from F-DE or any of its Affiliates and which would be necessary or useful for SALMEDIX to develop the Compound and Product and to manufacture, have manufactured, market, sell, import, distribute and/or promote the Product, and F-DE shall ensure that SALMEDIX has access to such Scientific Information and Data pursuant to Paragraph 2 below.

For the purpose of this Agreement, any and all Scientific Information and Data disclosed by F-DE to SALMEDIX before execution of this Agreement shall be deemed to have been disclosed hereunder.

2)	Data Sharing Committee: F-DE and SALMEDIX will form a Data Sharing Committee for data sharing and information exchange purposes, the members of which shall be mutually agreed upon between the parties hereto on a case-by-case basis. Through such committee, (i) F-DE will share with SALMEDIX all Scientific Information and Data generated or compiled by or on behalf of F-DE and (ii) SALMEDIX will share with F-DE Scientific Information and Data generated or compiled by or on behalf of SALMEDIX. The Data Sharing Committee will hold meetings as often as is necessary to support the development and commercialization of the Product in the Territory, provided, however, that it shall meet no less than once every year.

3)	Each of SALMEDIX and F-DE agree to keep the other informed no less than once every six (6) months of all the Scientific Information which such party, its Affiliates/Associates and/or the Sublicensee(s), if applicable, may hereafter acquire or develop during the term of this Agreement, including, but not limited to, the detailed results of any experiment, study and test of the Product carried out by such party, its Affiliates/Associates and/or the Sublicensee(s), the filing of the Product registration application, as well as the progress status and the fate of the Product registration application before and after filing thereof. The following documents, among others, shall be included in such Scientific Information to be provided by SALMEDIX to F-DE:

i)	During the period before filing of the Product Registration application, progress report on all studies and tests carried out, and data and documents obtained on each study and test;

ii)	Upon filing of a Product Registration application in any country of the Territory, a copy of the documents so filed;

iii)	After filing of the applications specified in the Sub-paragraph ii) above of this Paragraph, copies of the supplemental documents submitted after the filing of such applications; and

iv)	Upon request of F-DE any other Scientific Information of SALMEDIX and/or the Sublicensee(s).

F-DE shall have a royalty-free (except as set forth below), exclusive right and license to use all such Scientific Information of SALMEDIX and/or the Sublicensee(s) to develop, manufacture, have manufactured, market, sell, import, distribute and promote the Product for all clinical indications, and to disclose and sublicense the same to its Affiliates and its Third Party licensees for the same purposes, if any, outside the Territory so long as such Affiliates and Third Party licensees are bound by confidentiality restrictions substantially similar to those that bind F-DE hereunder.

Pursuant to Article 2, F-DE has granted to SALMEDIX an exclusive right and license under its Scientific Information and Data in the Territory.

In the event that a patent issues with claims covering any Scientific Information or Data, (a “patented Invention”), the use of any such patented Invention shall be subject to an appropriate royalty payment to be mutually agreed upon between the parties to this Agreement. Notwithstanding the foregoing, if, within *** of disclosure of such Scientific Information or Data, under which the patent application is filed (pursuant to the first paragraph of this Paragraph 3)), the parties are unable to reach agreement on a royalty payment to be made if and only if any such patent issues, the party which disclosed the patented Invention shall thereafter and in perpetuity have all rights to use such patented Invention in its territory (e.g., SALMEDIX, within the Territory, respectively F-DE, outside the Territory) and the non-inventing party shall have no right or license to use such patented Invention for any purpose in its territory (e.g., SALMEDIX, within the Territory, respectively F-DE, outside the Territory) following the issuance of such patent.

4)	Subject as hereinafter provided, F-DE hereby agrees that, during the term of this Agreement and for a period of ten (10) years thereafter, or fifteen (15) years from the Effective Date, whichever is longer, it shall, and shall cause its Affiliates and Third Party licensees to, keep in strict confidence the Scientific Information and other SALMEDIX confidential information under this Agreement (including, without limitation, the promotion plans and sales estimates delivered pursuant to Paragraph 4) of Article 5 and the sales reports delivered pursuant to Paragraph 1) of Article 7 of this Agreement) (“SALMEDIX Confidential Information”) and shall not, and shall cause its Affiliates and Third Party licensees not to, disclose such SALMEDIX Confidential Information to any Third Party (excluding F-DE’s licensees who are similarly bound by these provisions) without first obtaining the written consent of SALMEDIX, except for such SALMEDIX Confidential Information which:

i)	is a part of the public domain prior to the disclosure to F-DE by SALMEDIX;

ii)	becomes a part of the public domain after disclosure to F-DE by SALMEDIX without any breach by F-DE of this Agreement;

iii)	F-DE can demonstrate that it had independently developed knowledge of such SALMEDIX Confidential Information prior to the disclosure to F-DE by SALMEDIX; or

iv)	is disclosed to F-DE by its Affiliate or a Third Party who has the right to make such disclosure.

***	Material has been omitted pursuant to a request for confidential treatment.

Nothing contained herein shall prevent F-DE, its Affiliates or its Third Party licensees, if any, from disclosing any of such SALMEDIX Confidential Information to the extent that (a) such SALMEDIX Confidential Information is disclosed in connection with the securing of necessary governmental authorizations for the marketing of any product containing the Compound, or (b) such SALMEDIX Confidential Information is required to be disclosed by law or for the purpose of complying with the governmental regulations, if F-DE shall first notify SALMEDIX *** in advance or give SALMEDIX such lesser period of notice as may be required by law.

F-DE shall also have the right, free of charge, to refer to, or make use of, the Product Registrations filed and/or obtained by SALMEDIX and/or the Sublicensee(s) for commercialization of the Product by itself, its Affiliate(s) and/or its Third Party licensee(s), if any, outside the Territory.

5)	Subject as hereinafter provided, SALMEDIX hereby agrees that, during the term of this Agreement and for a period of ten (10) years thereafter, or fifteen (15) years from the Effective Date, whichever is longer, it shall, and shall cause its Associates and Sublicensee(s), if any, to keep in strict confidence the Scientific Information and Data obtained from F-DE under this Agreement (“F-DE Confidential Information”), and shall not, and shall cause its Associates and Sublicensee(s), if any, not to, disclose such F-DE Confidential Information to any Third Party (excluding Sublicensee(s) who are similarly bound by these provisions) without first obtaining the written consent of F-DE, except for such F-DE Confidential Information which:

i)	is a part of the public domain prior to the disclosure by F-DE to SALMEDIX hereunder;

ii)	becomes a part of the public domain after disclosure by F-DE to SALMEDIX hereunder without any breach by SALMEDIX of this Agreement;

iii)	SALMEDIX can demonstrate that it had independently developed knowledge of such F-DE Confidential Information and prior to the disclosure by F-DE to SALMEDIX hereunder; or

iv)	is disclosed to SALMEDIX by its Associate or a Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent SALMEDIX, its Associates or its Sublicensee(s), if any, from disclosing any such F-DE Confidential Information to the extent that (a) such F-DE Confidential Information is disclosed in connection with the securing of necessary governmental authorizations for the manufacture or marketing of the Product in the Territory hereunder, or (b) such F-DE Confidential Information is required to be disclosed by law or for the purpose of complying with the governmental regulations, if SALMEDIX shall first notify F-DE *** in advance or give F-DE such lesser period of notice as may be required by law.

SALMEDIX shall also have the right to refer to, or make use of, the Product Registrations filed and/or obtained by F-DE and/or the Third Party licensee(s) for commercialization of the Product by itself, its Associate(s) and/or its Sublicensee(s), if any, within the Territory.

ARTICLE 4. DEVELOPMENT BY SALMEDIX

1)	*** SALMEDIX shall prepare and submit to F-DE the timetable for developing the Product and for filing the Product Registration application in the

***	Material has been omitted pursuant to a request for confidential treatment.

United States. In such timetable SALMEDIX shall indicate the estimated dates of filing the Product Registration application in the United States.

2)	SALMEDIX shall also submit to F-DE for its prior review and comments the detailed plan and timetable of the further experiments which SALMEDIX and/or the Sublicensee(s), if any, propose to carry out with respect to the Compound and/or the Product.

3)	F-DE may give any comment on such plan and timetable submitted to F-DE pursuant to Paragraphs 1) and 2) of this Article and SALMEDIX shall, and shall cause the Sublicensee(s) to, take into account such F-DE’s comment as far as it is practically feasible. SALMEDIX shall, and shall cause the Sublicensee(s) to, carry out all of such experiments at their sole expenses and responsibilities.

4)	SALMEDIX shall, and shall cause the Sublicensee(s) to, develop and design any and all protocols for any experiment which SALMEDIX and/or the Sublicensee(s) propose to carry out with respect to the Compound and/or the Product in close consultation with F-DE and shall obtain a prior approval of F-DE for the finalization of any of such protocols, which approval shall not be unreasonably withheld, conditioned or delayed. Failure of F-DE to reply in writing to SALMEDIX’s submission of a proposed protocol within *** of its submission shall be deemed to constitute F-DE’s approval of such protocol.

5)	SALMEDIX shall, or shall cause the Sublicensee(s) to, file with the governmental authorities in any country of the Territory a Product Registration application without undue delay, however, not later than *** after the initiation of clinical trials with respect to the Product.

6)	In the event SALMEDIX wishes directly or through the Sublicensee(s) to file the Product Registration application in any country of the Territory, SALMEDIX shall consult with F-DE on the contents of such application and any following reports or documents to be filed from time to time thereafter, before filing thereof.

7)	SALMEDIX shall, and shall cause the Sublicensee(s) to, use their commercially reasonable efforts to obtain the Product Registration in accordance with such timetable as provided by SALMEDIX to F-DE pursuant to Paragraphs 1) and 2) of this Article.

8)	F-DE in no case has an obligation to participate actively in development work performed by SALMEDIX.

9)	F-DE shall use its best efforts to supply SALMEDIX with adequate amounts of

i)	bulk Compound together with QC certificate at *** and

ii)	unlabelled vials of intravenous formulation of the Compound together with QC certificate for further processing to clinical samples and release by SALMEDIX at ***

at a quality standard to be adequate and accepted in Germany to allow SALMEDIX to conduct development work in the Territory. The anticipated specifications for such clinical supplies are set forth in Schedule B attached hereto and forming an integral part of this Agreement.

SALMEDIX shall assume full responsibility for use of the bulk Compound and bulk vials of Product as supplied by F-DE and used by SALMEDIX in the Territory.

***	Material has been omitted pursuant to a request for confidential treatment.

10)	SALMEDIX may, at its discretion, decide to develop, manufacture, have manufactured and commercialize one or more products consisting of the oral formulation of the Compound.

In the event SALMEDIX decides to develop any product consisting of the oral formulation of the Compound, SALMEDIX may also offer to F-DE the option to co-develop such product in conjunction with SALMEDIX.

ARTICLE 5. LAUNCHING AND COMMERCIALIZATION

1)	SALMEDIX shall, and shall cause the Sublicensee(s) to, commence the marketing of the Product in each country of the Territory within *** after obtaining the first Product Registration and other governmental approval for marketing, if necessary, of the Product in that country and, if necessary, price approval or registration of the Product in that country. SALMEDIX agrees to notify F-DE promptly of the launching date of the Product in each country of the Territory.

2)	SALMEDIX shall, and shall cause the Sublicensee(s) to, use its/their commercially reasonable efforts, at its/their sole responsibilities and expenses, to market and promote the Product in each country of the Territory.

3)	SALMEDIX shall promptly provide F-DE with specimens of any and all introductory promotional materials of SALMEDIX and/or the Sublicensee(s) and, thereafter during the term of this Agreement, with specimens of any and all new and different promotional materials relating to the Product of SALMEDIX and/or the Sublicensee(s) in each country of the Territory. F-DE shall promptly provide SALMEDIX with specimens of any and all promotional materials of F-DE, its Affiliates and/or Third Party licensees and, thereafter during the term of this Agreement, with specimens of any and all new and different promotional materials relating to the Product of F-DE, its Affiliates and/or Third Party licensees in each country outside the Territory.

SALMEDIX shall also promptly provide F-DE with specimens of all packages to be used by SALMEDIX and/or the Sublicensee(s) for the Product in each country of the Territory each time they are newly prepared or substantially changed.

4)	SALMEDIX shall submit to F-DE at least *** prior to the beginning of each calendar year the promotion plans and sales estimates for the Product of SALMEDIX and/or the Sublicensee(s) for such calendar year in each country of the Territory. Such promotion plans and sales estimates shall be deemed SALMEDIX Confidential Information pursuant to Article 3 of this Agreement.

5)	Both parties shall report to each other any information on adverse reactions or animal safety findings associated with the use of the Compound and/or the Product in accordance with the International Standard Operating Procedures entitled “General Considerations for International Exchange of Safety Information on Investigational Drugs” or “General Considerations for International Exchange of Safety Information on Marketed Drugs,” whichever is applicable, issued, and to be revised from time to time, by F-DE and provided to SALMEDIX.

6)	SALMEDIX shall promptly advise F-DE if SALMEDIX decides not to commercialize the Product in any particular country of the Territory, if SALMEDIX for any reason other than Force Majeure discontinues commercializing the Product in any country of the Territory during the term of this Agreement or if SALMEDIX fails to resume the commercialization of the Product reasonably promptly after expiration of such Force Majeure in any country of the Territory during

***	Material has been omitted pursuant to a request for confidential treatment.

the term of this Agreement. In those cases, such country shall, upon *** notice by F-DE to “SALMEDIX, be thereafter excluded from the Territory unless SALMEDIX demonstrates to F-DE the reasonableness of such discontinued commercialization of the Product.

ARTICLE 6. FINANCIAL CONSIDERATIONS

1)	In consideration for the access to and use of Scientific Information and Data and the grant of exclusive rights related to the Product by F-DE, SALMEDIX shall make the following payments to F-DE:

i)	US$*** (in words: US Dollar ***) within two (2) weeks upon the execution of this Agreement.

ii)	US$*** (in words: US Dollar ***) within two (2) weeks upon acceptance by the United States Food and Drug Administration (“FDA”) of the first Product Registration filing by SALMEDIX.

iii)	US$*** (in words: US Dollar ***) within two (2) weeks upon receipt of final FDA Product Registration approvals required for the marketing of the intravenous formulation for the first clinical indication.

iv)	US$*** (in words: US Dollar ***) within two (2) weeks upon receipt of final FDA Product Registration approvals required for the marketing of the intravenous formulation for each additional non-first-line clinical indication.

v)	US$*** (in words: US Dollar ***) within two (2) weeks upon receipt of final FDA Product Registration approvals required for the marketing of the intravenous formulation for a first-line clinical indication.

vi)	Cumulative payments shall be subject to a cap of US$*** (in words: US Dollar ***)

2)	For a period of seven (7) years after the first launch of Product in each country of the Territory, SALMEDIX shall pay to F-DE a royalty on Net Sales in the Territory as follows:

Year After Launch of Product	Royalty Rate
First 5 years after launch	***
Year 6	***
Year 7	***
Thereafter	***

3)	Payments due under this Paragraph 2) shall be made concurrently with the delivery of the reports described in Paragraph 1) of Article 7 below and shall be made in US Dollars.

ARTICLE 7. ACCOUNTING

1)	SALMEDIX shall keep true and correct accounts of all royalties payable to F-DE under Article 6 hereof and shall deliver to F-DE quarterly sales reports for the prior calendar quarter in each country of the Territory on or before the *** following the end of each calendar quarter (or any part hereof in the first or last calendar quarter) during the term of this Agreement and at the same time shall pay to F-DE or to whomsoever F-DE shall otherwise direct the amount

***	Material has been omitted pursuant to a request for confidential treatment.

of such royalties shown to be due. Such sales reports shall show (i) the relevant gross sales amount in each local currency invoiced to Third Party indicating the breakdown of sales by each line item of the Product, (ii) the deductions from gross sales, (iii) the Net Sales in each local currency, (iv) the currency exchange rates, if applicable (calculated using the currency conversion rate published by The Financial Times prevailing on the last business day of the quarter for which payment is due) and (v) the sum of royalties due as referred to in Paragraph 2) of Article 6 hereof. Such sales reports hereunder shall be deemed SALMEDIX Confidential Information pursuant to Article 3 of this Agreement.

2)	Any income or other tax which SALMEDIX is required to pay or withhold on behalf of F-DE with respect to royalties shall be deducted from the amount of such royalties due, provided, however, that in regard to any such deduction SALMEDIX shall give F-DE such assistance as may reasonably be necessary to enable or assist F-DE to claim exemption therefrom and shall upon request give F-DE proper evidence from time to time as to the payment of the tax.

3)	F-DE shall have the right, *** during any calendar year beginning on first Product launch and continuing *** following the end of any such calendar year, to have an independent certified public accountant of its own selection and at its own expense, except one to whom SALMEDIX may have a reasonable objection, audit the relevant books and records of account of SALMEDIX in connection with the payment of royalties under this Agreement during normal business hours and upon reasonable prior notice, to determine whether appropriate accounting and payment have been made to F-DE hereunder, on condition that said independent certified public accountant treats as confidential, and does not disclose to F-DE, any information other than information which shall have previously been given to F-DE pursuant to any provision of this Agreement.

4)	SALMEDIX agrees to maintain, for such periods of time as required under applicable law, complete and accurate books and records in accordance with the terms and conditions of this Agreement.

ARTICLE 8. SUPPLY

F-DE commits best efforts to supply SALMEDIX on request with Product at a quality standard to be accepted as adequate in Germany for a period of *** after first commercial launch of Product with unlabelled vials at *** together with QC certificate for further processing and release by SALMEDIX under such terms and conditions as to be separately agreed upon between the parties hereto within ninety (90) days of execution of this Agreement.

ARTICLE 9. RESPONSIBILITY, INDEMNITY

1)	SALMEDIX shall be responsible for the compliance in manufacturing, having manufactured, marketing, selling, distributing and promoting Product with all applicable laws and regulations to be in force in the Territory, as well as with all obligations of this Agreement; provided that in the event F-DE is manufacturing or having manufactured the Product for SALMEDIX, F-DE shall be solely responsible for the compliance in such manufacturing of all laws and regulations applicable in Germany.

2)	F-DE shall defend and indemnify and hold harmless SALMEDIX and its Associates and their respective directors, officers, agents, successors, assigns and employees (the “SALMEDIX Indemnitees”) from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees (collectively, “Damages”) by Third

***	Material has been omitted pursuant to a request for confidential treatment.

Parties related to or arising out of (a) (i) failure to comply with any of their respective contractual obligations hereunder or (ii) any breach of any of their respective representations or warranties contained herein by any of F-DE or its Affiliates, or by Third Party licensees which obtain their license from F-DE after the Effective Date, or (b) personal injury or death associated with the sale of the Product outside the Territory, provided that F-DE shall not be required to indemnify SALMEDIX Indemnitees with respect to any Damages hereunder to the extent the same is caused by any negligent act or omission or intentional misconduct by any SALMEDIX Indemnitee or is otherwise covered by SALMEDIX’ indemnification obligation in Paragraph 3) of this Article 9.

3)	SALMEDIX shall defend and indemnify and hold harmless F-DE and its Affiliates and their respective directors, officers, agents, successors, assigns and employees (the “F-DE Indemnitees”) from and against any and all Damages by Third Parties related to or arising out of (a) (i) failure to comply with any of its contractual obligations hereunder or (ii) any breach of any of its representations or warranties contained herein by any of SALMEDIX or its Associates, or by a Sublicensee or (b) personal injury or death associated with the sale of the Product in the Territory, provided that SALMEDIX shall not be required to indemnify F-DE Indemnitees with respect to any Damages hereunder to the extent the same is caused by any negligent act or omission or intentional misconduct by any F-DE Indemnitee or is otherwise covered by F-DE’s indemnification obligation in Paragraph 2) of this Article 9.

4)	Upon the filing of any claim or suit against the indemnified party as referred to in this Article 9, the indemnified party shall immediately notify the indemnifying party and permit the indemnifying party (without causing any obligations thereon) to participate in and control the defence, settlement or compromise of such claim or suit, including the choice of counsel, at its own cost and expense; provided, however, the indemnifying party shall not be permitted to settle or compromise such claim or suit unless it involves a full release of the indemnified party. In such event, the indemnified party shall reasonable assist, inform and co-operate with the indemnifying party in defense of such claim or suit.

5)	Any obligation by either party to pay Damages (whether pursuant to this Article 9 or otherwise) shall in no event include amounts due with respect to loss of reputation, loss of revenue or profit, special, incidental, consequential or other damages, irrespective if arising in contract, tort (including negligence) or strict liability.

ARTICLE 10. DURATION

This Agreement shall become effective from the Effective Date and shall, unless sooner terminated pursuant to any other provision of this Agreement, be in full force *** the date of first commercial launch of the Product in the Territory.

ARTICLE 11. TERMINATION

1)	Failure by SALMEDIX or F-DE to comply with any of their respective material obligations and conditions contained in this Agreement shall entitle the other party to give to the party in default a notice requiring it to make good such default. If such default is not made good within ninety (90) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving a notice to take effect immediately. The right of either party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

***	Material has been omitted pursuant to a request for confidential treatment.

2)	In the event that one of the parties hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that party, or the party makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first party.

ARTICLE 12. RIGHTS AND OBLIGATIONS UPON TERMINATION

1)	Termination of this Agreement for any reason shall be without prejudice to:

i)	The obligations of SALMEDIX to provide F-DE pursuant to Paragraph 3) of Article 3 hereof with all of the Scientific Information obtained before such termination;

ii)	F-DE’s right provided for in Paragraphs 3) and 4) of Article 3 hereof;

iii)	The obligations of confidentiality provided for in Paragraphs 4) and 5) of Article 3 hereof;

iv)	F-DE’s right to receive all payments accrued under Article 6 hereof prior to the date of such termination;

v)	The provisions of Article 9, this Article 12 and Articles 14 through 24 hereof; and

vi)	Any other remedies which either party may then or thereafter have hereunder or otherwise.

2)	In the event of exclusion of any particular country from the Territory pursuant to Paragraph 6) of Article 5 hereof, then from and after the date of such termination, SALMEDIX shall, and shall cause the Sublicensee(s) in such particular country, if any, to, cease to use any of F-DE’s Scientific Information and Data in such particular country.

3)	In the event of termination of this Agreement due to a breach of a material obligation or condition by SALMEDIX, then from and after the date of such termination, SALMEDIX shall, and shall cause the Sublicensee(s) to, cease to use any of F-DE’s Scientific Information and Data and shall return to F-DE all documents containing the F-DE Confidential Information supplied by F-DE hereunder. SALMEDIX shall not, and shall cause the Sublicensee(s) not to, withdraw nor cancel the Product Registrations filed and/or obtained by SALMEDIX and/or the Sublicensee(s) in the Territory for a period of one year from the date of such termination. During such one-year period, F-DE shall have the right to request such Product Registration be transferred to F-DE (or its Third Party designee) upon payment to SALMEDIX of the greater of (a) *** (b) *** Following receipt of F-DE’s request and the payment set forth in this Paragraph 3), SALMEDIX shall transfer the Product Registrations obtained under F-DE Confidential Information in accordance with the regulations of national law in the Territory to F-DE or its Third Party designee.

With regard to the Sublicensee(s), this Paragraph 3) shall not apply as long as the Sublicense Agreement continues in place following termination of this Agreement as described in Paragraph 3) of Article 2.

***	Material has been omitted pursuant to a request for confidential treatment.

4)	The license rights provided for in Paragraph 1) of Article 2 hereof shall continue in perpetuity, on a royalty-free basis, in the event SALMEDIX terminates this Agreement due to a breach of a material obligation or condition by F-DE and F-DE shall return to SALMEDIX all documents containing the SALMEDIX Confidential Information supplied by SALMEDIX hereunder.

ARTICLE 13. REPRESENTATIONS AND WARRANTIES

1)	SALMEDIX represents and warrants to F-DE that:

i)	It has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized by SALMEDIX;

ii)	the execution, delivery and performance of this Agreement by SALMEDIX does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which SALMEDIX is a party; and

iii)	the execution, delivery and performance of this Agreement by SALMEDIX does not require the consent of any person or the authorization of (by notice or otherwise) any governmental authority.

2)	F-DE represents and warrants to SALMEDIX that:

i)	It has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized by F-DE;

ii)	the execution, delivery and performance of this Agreement by F-DE does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which F-DE is a party;

iii)	the execution, delivery and performance of this Agreement by F-DE does not require the consent of any person or the authorization of (by notice or otherwise) any governmental authority;

iv)	F-DE is the owner of the Scientific Information and Data which are licensed hereunder; and

v)	the rights granted by F-DE to SALMEDIX hereunder do not conflict with any rights granted by F-DE to any Third Party.

ARTICLE 14. PUBLICATION; PUBLICITY

1)

Each party agrees that it may be in their best interests to present Scientific Information or Data at conferences or to publish in journals such Scientific Information or Data, subject to the other party’s prior written consent for publication, which shall not be unreasonably withheld, delayed or conditioned. If a party wishes to present or publish any Scientific Information or Data that has not been previously disclosed to the public, such party shall submit a manuscript of the conference abstract or the research paper for the other party’s review prior to submission to the conference or the publisher. The non-publishing party shall have thirty (30) days after the receipt from the publishing party of such manuscript to review the manuscript and to request reasonable modifications thereof. If the non-publishing party does not provide any request for any modifications during such review period or, if the non-publishing party provides a request for modification, then after such request is complied with by the publishing party to the reasonable satisfaction of the non-publishing party, the publishing party may submit the manuscript for publication. Unless approved by the non-publishing party in writing, such publication shall not contain any confidential information of the non-publishing party. If such publication contains patentable technology, the non-publishing party may request the publishing party to delay the publication for a period reasonably necessary for the non-publishing party to obtain patent protection therefor.

2)	SALMEDIX may issue a press release or public announcement concerning any aspect of the development or commercialization of the Compound and/or the Product, a courtesy copy of which shall be provided to F-DE no less than five (5) business days prior to any such release. No other press release or public announcement shall be made by either party concerning the execution of this Agreement or the terms and conditions hereof, without the prior written consent of the non-disclosing party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, SALMEDIX may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of F-DE, as reasonably necessary in connection with the due diligence process associated with any future capital investment in SALMEDIX or the negotiation or exploration of a possible strategic transaction.

ARTICLE 15. INTERPRETATION

The construction, validity and performance of this Agreement shall be governed in all respects by the laws of Germany, excluding its provisions regarding conflicts of law. The UNCITRAL Convention on the International Sale of Goods shall not apply.

ARTICLE 16. FORCE MAJEURE

No failure or omission by either party hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of that party, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question; act of God, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes, lockouts or petroleum crisis.

ARTICLE 17. JURISDICTION

All disputes arising from the interpretation and performance of this Agreement shall be settled in a spirit of friendship. If no settlement can be reached through consultation within thirty (30) days after either party to this Agreement has given notice to the other party of the existence of a dispute under this provision, and no agreement about arbitration proceedings can be reached within such term, any such dispute shall be finally settled before the competent courts of Munich, Federal Republic of Germany. In addition, F-DE has the right to bring action against SALMEDIX at SALMEDIX’s domicile in San Diego. Summary proceedings shall not be affected by the agreement as stipulated hereabove.

ARTICLE 18. NOTICE

Any notice required or permitted to be given under this Agreement shall be in writing and mailed by internationally recognized overnight courier, prepaid, or by facsimile (provided a hard copy is sent on the same date), addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party.

If to F-DE:

Fujisawa Deutschland GmbH

at Berg-am-Laim-Strasse 129, 81673 München

Germany

Facsimile: 011-49-89-45-441350

Attention: Gerhard Schneider

If to SALMEDIX:

SALMEDIX INC.

9380 Judicial Drive

San Diego, CA 92121

United States of America

Facsimile: (858) 622-5060

Attention: Chief Executive Officer

Any such notice shall be deemed to have been received simultaneously with the transmission or delivery thereof.

ARTICLE 19. WAIVER

The failure on the part of F-DE or SALMEDIX to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

ARTICLE 20. LEGALITY

If any part of this Agreement should become void or invalid by virtue of law or government order, the remaining parts shall remain valid and this Agreement shall be fulfilled by the parties to this Agreement in accordance with its general principle, and the void or invalid provision(s) replaced with a provision reflecting the intentions of the parties hereto at the time of signing of this Agreement. This regulation shall apply analogously regarding any gaps in this Agreement.

ARTICLE 21. ENTIRE AGREEMENT

This Agreement and the Schedules attached hereto contain the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified, except when confirmed in writing by the parties hereto. The Schedules attached hereto shall form an integral part of this Agreement.

ARTICLE 22. ASSIGNABILITY

This Agreement, and all rights and obligations hereunder, are personal as between the parties and shall not be assigned in whole or in part by any of the parties to any other person or company without the prior written consent of the other party, however, each party hereto shall be entitled to transfer all or part of its rights and obligations to (a) an Affiliate/Associate or (b) a person which acquires all or substantially all of the assets or capital stock of such party.***

***	Material has been omitted pursuant to a request for confidential treatment.

***

ARTICLE 23. TITLES

It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 24. RELATIONSHIP OF PARTIES

Neither party shall hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of the other party. It is not intended that this Agreement shall be construed under any circumstance to create any agency, joint venture, partnership or employer/employee relationship. Each party is an independent contractor of the other party.

***	Material has been omitted pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

FUJISAWA DEUTSCHLAND GmbH	SALMEDIX, INCORPORATED

/s/ W. TINHOF	/s/ DAVID S. KABAKOFF

Dr. W. Tinhof, President	David S. Kabakoff, Chairman and CEO

/s/ W. SCHOCH

W. Schoch, Executive Vice President

Schedule A

to the	License Agreement

between	Fujisawa Deutschland GmbH, Munich, Germany

and	Salmedix, Inc., San Diego, United States of America

on	Bendamustine

TERRITORY

The United States, it protectorates and territories

Canada, including its territories

Schedule B

to the	License Agreement

between	Fujisawa Deutschland GmbH, Munich, Germany

and	Salmedix, Inc., San Diego, United States of America

on	Bendamustine

PRODUCT SPECIFICATION

***

***	Material has been omitted pursuant to a request for confidential treatment.